Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS

FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2026

Company to Host Quarterly Conference Call at 5:00 P.M. ET on October 29, 2026

The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

St. Petersburg, FL - October 29, 2026: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or the "Company"), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2026.

($ in thousands, except for per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change	2026	2025	Change
Gross premiums written	$74,111	$71,812	3.2%	$439,810	$498,010	(11.7)%
Gross premiums earned	138,474	162,757	(14.9)%	418,338	490,318	(14.7)%
Net premiums earned	65,452	80,818	(19.0)%	200,761	227,533	(11.8)%
Total revenue	70,704	90,395	(21.8)%	224,525	249,064	(9.9)%
Income from continuing operations, net of tax	19,397	32,483	(40.3)%	60,547	80,231	(24.5)%
Income from discontinued operations, net of tax	—	—	NM	—	42	NM
Consolidated net income	$19,397	$32,483	(40.3)%	$60,547	$80,273	(24.6)%
Net income available to ACIC stockholders per diluted share
Continuing Operations	$0.40	$0.65	(38.5)%	$1.23	$1.61	(23.6)%
Discontinued Operations	—	—	NM	—	—	NM
Total	$0.40	$0.65	(38.5)%	$1.23	$1.61	(23.6)%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets	$610	$609	0.2%	$1,830	$1,828	0.1%
Less: Income from discontinued operations, net of tax	—	—	NM	—	42	NM
Less: Net realized gains (losses) on investment portfolio	(4)	—	NM	3,266	1,382	NM
Less: Unrealized gains (losses) on equity securities	(625)	3,161	NM	4,136	3,429	20.6%
Less: Net tax impact (1)	260	(536)	NM	(1,170)	(626)	86.9%
Core income(2)	20,376	30,467	(33.1)%	56,145	77,874	(27.9)%
Core income per diluted share (2)	$0.42	$0.61	(31.1)%	$1.14	$1.57	(27.4)%

Book value per share				$7.52	$6.71	12.1%

NM = Not Meaningful

(1) In order to reconcile net income to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.

(2) Core income and core income per diluted share, both of which are measures that are not based on generally accepted accounting principles ("GAAP"), are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Comments from President & Chief Executive Officer, B. Bradford Martz:

"Our third quarter results reflect the strength of our disciplined underwriting in a softening market. With our net pricing down more than 25% year over year, American Coastal delivered solid results against a very strong prior-year quarter, including net income of $19.4 million, a 64.7% combined ratio and a 24.1% core return on equity. Just as important, our underlying combined ratio was 68.4% for the quarter, in line with the first two quarters of the year, which tells us the quality of our portfolio has not changed even as rates have come down. We also returned to year-over-year growth in gross premiums written for the first time since early 2025.

We continue to generate strong, profitable results while using this part of the cycle to position American Coastal to benefit meaningfully from the next hard market. Book value per share reached $7.52, up 15.5% since year-end. During the quarter, we put our AmRisc partnership on a permanent footing, and our participation in AmRisc’s nationwide E&S commercial property portfolio has added $37.3 million of premium so far this year. We also received our certificate of authority for ACES Specialty and expect to begin writing E&S commercial property through Skyway in Florida, Texas and South Carolina in the coming months. With a strong balance sheet and new avenues for growth, we believe American Coastal is well positioned to compound significant value for shareholders over the long term."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Income from continuing operations, net of tax	$19,397	$32,483	$60,547	$80,231
Return on equity based on GAAP income from continuing operations, net of tax (1)	22.9%	47.5%	23.9%	39.1%

Income from discontinued operations, net of tax	$—	$—	$—	$42
Return on equity based on GAAP income from discontinued operations, net of tax (1)	—%	—%	—%	—%

Consolidated net income	$19,397	$32,483	$60,547	$80,273
Return on equity based on GAAP net income (1)	22.9%	47.5%	23.9%	39.1%

Core income	$20,376	$30,467	$56,145	$77,874
Core return on equity (1)(2)	24.1%	44.5%	22.1%	37.9%

(1) Return on equity for the three and nine months ended September 30, 2026 and 2025 is calculated on an annualized basis by dividing the net income or core income for the period by the average stockholders' equity for the trailing twelve months.

(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	Change		2026	2025	Change

Loss ratio, net(1)	12.2%	11.4%	0.8	pts	18.5%	15.9%	2.6	pts
Expense ratio, net(2)	52.5%	45.5%	7.0	pts	50.0%	44.7%	5.3	pts
Combined ratio (CR)(3)	64.7%	56.9%	7.8	pts	68.5%	60.6%	7.9	pts
Effect of current year catastrophe losses on CR	4.7%	0.5%	4.2	pts	3.1%	0.2%	2.9	pts
Effect of prior year favorable development on CR	(8.4)%	(1.4)%	(7.0)	pts	(3.2)%	(2.0)%	(1.2)	pts
Underlying combined ratio(4)	68.4%	57.8%	10.6	pts	68.6%	62.4%	6.2	pts

(1) Loss ratio, net, is calculated as losses and loss adjustment expenses ("LAE"), net of losses ceded to reinsurers, relative to net premiums earned.

(2) Expense ratio, net, is calculated as the sum of all operating expenses, less interest expense relative to net premiums earned.

(3) Combined ratio is the sum of the loss ratio, net, and expense ratio, net.

(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	Change		2026	2025	Change
Net loss and LAE	$7,967	$9,211	$(1,244)		$37,043	$36,140	$903
% of Gross earned premiums	5.8%	5.7%	0.1	pts	8.9%	7.4%	1.5	pts
% of Net earned premiums	12.2%	11.4%	0.8	pts	18.5%	15.9%	2.6	pts
Less:
Current year catastrophe losses	$3,055	$425	$2,630		$6,287	$425	$5,862
Prior year reserve favorable development	(5,495)	(1,124)	(4,371)		(6,394)	(4,593)	(1,801)
Underlying loss and LAE (1)	$10,407	$9,910	$497		$37,150	$40,308	$(3,158)
% of Gross earned premiums	7.5%	6.1%	1.4	pts	8.9%	8.2%	0.7	pts
% of Net earned premiums	15.9%	12.3%	3.6	pts	18.6%	17.7%	0.9	pts

(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	Change		2026	2025	Change
Policy acquisition costs	$24,832	$25,439	$(607)		$69,928	$73,162	$(3,234)
General and administrative	9,518	11,321	(1,803)		30,487	28,605	1,882
Total operating expenses	$34,350	$36,760	$(2,410)		$100,415	$101,767	$(1,352)
% of Gross earned premiums	24.8%	22.6%	2.2	pts	24.0%	20.8%	3.2	pts
% of Net earned premiums	52.5%	45.5%	7.0	pts	50.0%	44.7%	5.3	pts

Exhibit 99.1

Quarter to Date Financial Results

Net income for the third quarter ended September 30, 2026 was $19.4 million, or $0.40 per diluted share, compared to net income of $32.5 million, or $0.65 per diluted share, for the third quarter ended September 30, 2025. The primary driver of the decrease in net income during the third quarter of 2026 was lower net premiums earned driven by decreased gross premiums earned.

The Company's total gross written premium increased by $2.3 million, or 3.2%, to $74.1 million for the third quarter ended September 30, 2026, from $71.8 million for the third quarter ended September 30, 2025. Gross premiums earned decreased $24.3 million, or 14.9%, to $138.5 million for the third quarter ended September 30, 2026 from $162.8 million for the third quarter ended September 30, 2025. The decrease in gross premiums earned was driven in part by a 25.6% year-over-year decrease in our net pricing as the market continued to soften. Ceded premiums earned decreased $8.9 million, or 10.9%, to $73.0 million for the third quarter ended September 30, 2026 from $81.9 million for the third quarter ended September 30, 2025, following the softening market conditions. The breakdown of the quarter-over-quarter changes in these premiums is shown in the table below. More detail regarding the Company's ceded premiums can be seen in the "Reinsurance Costs as a Percentage of Gross Earned Premium" section below.

($ in thousands)	Three Months Ended September 30,
	2026	2025	Change $	Change %
Gross premiums written	$74,111	$71,812	$2,299	3.2%
Change in gross unearned premiums	64,363	90,945	(26,582)	(29.2)%
Gross premiums earned	138,474	162,757	(24,283)	(14.9)%
Ceded premiums written	(16,537)	(9,533)	(7,004)	73.5%
Change in ceded unearned premiums	(56,485)	(72,406)	15,921	(22.0)%
Ceded premiums earned	(73,022)	(81,939)	8,917	(10.9)%
Net premiums earned	$65,452	$80,818	$(15,366)	(19.0)%

Losses and LAE decreased by $1.2 million, or 13.0%, to $8.0 million for the third quarter ended September 30, 2026, from $9.2 million for the third quarter ended September 30, 2025. Loss and LAE expense as a percentage of net earned premiums increased 0.8 points to 12.2% for the third quarter ended September 30, 2026, compared to 11.4% for the third quarter ended September 30, 2025. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the third quarter ended September 30, 2026 would have been 7.5%, an increase of 1.4 points, from 6.1% for the third quarter ended September 30, 2025.

Policy acquisition costs decreased by $0.6 million, or 2.4%, to $24.8 million for the third quarter ended September 30, 2026, from $25.4 million for the third quarter ended September 30, 2025, primarily due to decreased external management fees as a product of the decrease in gross premiums earned shown above. This was partially offset by a decrease in ceding commission income, also as a result of this change in premiums earned.

General and administrative expenses decreased by $1.8 million, or 15.9%, to $9.5 million for the third quarter ended September 30, 2026, from $11.3 million for the third quarter ended September 30, 2025, driven by a decrease in software amortization. This decrease in amortization corresponds with the decrease seen in other income. In addition, external spending for audit, actuarial and legal services decreased quarter-over-quarter.

Reinsurance Costs as a Percentage of Gross Earned Premium

Exhibit 99.1

Reinsurance costs as a percentage of gross earned premium in the third quarter of 2026 and 2025 were as follows:

	2026	2025
Non-at-Risk	(0.5)%	(0.3)%
Quota Share	(12.7)%	(12.8)%
All Other	(39.6)%	(37.2)%
Total Ceding Ratio	(52.8)%	(50.3)%

The Company's ceding ratio increased by 2.5 percentage points year-over-year, to 52.8% in the third quarter of 2026 from 50.3% in the third quarter of 2025. The increase was driven by the Company's purchase of additional catastrophe reinsurance coverage in 2026 to raise the exhaustion point, although ceded premiums earned declined 10.9% year-over-year amid lower reinsurance pricing in a softening reinsurance market. Gross premiums earned also decreased in the current year, impacting this ratio.

Investment Portfolio Highlights

The Company's cash, cash equivalents, restricted cash and investment holdings increased from $647.7 million at December 31, 2025, to $707.9 million at September 30, 2026. The Company's cash and investment holdings consist primarily of investments in U.S. government and agency securities, corporate debt, mutual funds and investment grade money market instruments. Fixed maturities represented approximately 70.1% of total investments at September 30, 2026, compared to 71.3% of total investments at December 31, 2025. The Company's fixed maturity investments had a modified duration of 2.3 years at September 30, 2026, compared to 2.5 years at December 31, 2025.

Book Value Analysis

Exhibit 99.1

Book value per common share increased 15.5% from $6.51 at December 31, 2025, to $7.52 at September 30, 2026. Underlying book value per common share increased 17.0% from $6.66 at December 31, 2025, to $7.79 at September 30, 2026. An increase in the Company's retained earnings as a result of net income for the nine months ended September 30, 2026 drove the increase in the Company's book value per share. As shown in the table below, removing the effect of Accumulated Other Comprehensive Income ("AOCI"), caused by capital market conditions, increases the Company's book value per common share at September 30, 2026.

($ in thousands, except for share and per share data)
	September 30, 2026	December 31, 2025
Book Value per Share
Numerator:
Common stockholders' equity	$355,679	$317,565
Denominator:
Total Shares Outstanding	47,289,189	48,764,802
Book Value Per Common Share	$7.52	$6.51

Book Value per Share, Excluding the Impact of AOCI
Numerator:
Common stockholders' equity	$355,679	$317,565
Less: Accumulated other comprehensive loss	(12,682)	(7,242)
Stockholders' Equity, excluding AOCI	$368,361	$324,807
Denominator:
Total Shares Outstanding	47,289,189	48,764,802
Underlying Book Value Per Common Share(1)	$7.79	$6.66

(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Conference Call Details

Date and Time: October 29, 2026 - 5:00 P.M. ET

Participant Dial-In: (United States): 833-461-5787

(International): 585-542-9983

Meeting ID: 694 805 776

Webcast: To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the bottom of the page or go to: https://events.q4inc.com/attendee/694805776

An archive of the webcast will be available for a limited period of time thereafter.

Presentation: The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, Apartments and Assisted Living Facilities in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned an “A”, (“Exceptional”) Financial Stability Rating from Demotech and maintains an “A” insurance financial strength rating with a Stable outlook from KBRA. ACIC maintains a “BBB” issuer rating with a Stable outlook from KBRA.

Exhibit 99.1

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Glen Akselrod
President & Founder, Bristol Investor Relations
ga@bristolir.com
(905) 326-1888

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods, or three-quarters of such average, in the case of nine-month periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to

Exhibit 99.1

evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On May 9, 2024, the Company entered into the Sale Agreement with Forza Insurance Holdings, LLC ("Forza") in which ACIC agreed to sell and Forza agreed to acquire 100% of the issued and outstanding stock of the Company's subsidiary, Interboro Insurance Company ("IIC"). Forza's application to acquire IIC was approved by the New York Department of Financial Services on February 13, 2025 and the sale closed on April 1, 2025. The Company received cash proceeds totaling $25,679,000 from the sale resulting in a loss on disposal of $247,000, net of tax impact. The Company also recognized a $1,348,000 loss, net of tax impact, on IIC's fixed maturity portfolio, which was included in Accumulated other comprehensive loss on the Company's Consolidated Balance Sheet prior to the sale.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other

Exhibit 99.1

risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1

Consolidated Statements of Comprehensive Income (Unaudited)

In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
REVENUE:
Gross premiums written	$74,111	$71,812	$439,810	$498,010
Change in gross unearned premiums	64,363	90,945	(21,472)	(7,692)
Gross premiums earned	138,474	162,757	418,338	490,318
Ceded premiums earned	(73,022)	(81,939)	(217,577)	(262,785)
Net premiums earned	65,452	80,818	200,761	227,533
Net investment income	5,881	6,416	16,362	16,720
Net realized investment gains (losses)	(4)	—	3,266	1,382
Net unrealized gains (losses) on equity securities	(625)	3,161	4,136	3,429
Total revenue	70,704	90,395	224,525	249,064
EXPENSES:
Losses and loss adjustment expenses	7,967	9,211	37,043	36,140
Policy acquisition costs	24,832	25,439	69,928	73,162
General and administrative expenses	9,518	11,321	30,487	28,605
Interest expense	2,344	2,719	7,032	8,155
Total expenses	44,661	48,690	144,490	146,062
Income before other income (loss)	26,043	41,705	80,035	103,002
Other income (loss)	(80)	665	84	3,114
Income before income taxes	25,963	42,370	80,119	106,116
Provision for income taxes	6,566	9,887	19,572	25,885
Income from continuing operations, net of tax	$19,397	$32,483	$60,547	$80,231
Income from discontinued operations, net of tax	—	—	—	42
Net income	$19,397	$32,483	$60,547	$80,273
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(4,142)	1,391	(2,874)	8,645
Reclassification adjustment for net realized investment losses (gains)	4	—	(3,266)	(1,382)
Income tax benefit related to items of other comprehensive income	—	—	700	—
Total comprehensive income	$15,259	$33,874	$55,107	$87,536

Weighted average shares outstanding
Basic	47,192,404	48,664,597	47,939,067	48,413,364
Diluted	48,409,888	49,917,729	49,140,819	49,713,535

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.41	$0.67	$1.26	$1.66
Discontinued operations	—	—	—	—
Total	$0.41	$0.67	$1.26	$1.66
Diluted
Continuing operations	$0.40	$0.65	$1.23	$1.61
Discontinued operations	—	—	—	—
Total	$0.40	$0.65	$1.23	$1.61

Dividends declared per share	$—	$—	$—	$—

Exhibit 99.1

Consolidated Balance Sheets (Unaudited)

In thousands, except share amounts

	September 30, 2026	December 31, 2025
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$222,345	$253,152
Equity securities	56,490	61,685
Other investments	38,129	40,053
Total investments	$316,964	$354,890
Cash and cash equivalents	294,689	198,762
Restricted cash	96,237	94,092
Total cash, cash equivalents and restricted cash	$390,926	$292,854
Accrued investment income	3,042	3,156
Property and equipment, net	910	723
Premiums receivable, net	51,215	70,447
Reinsurance recoverable on paid and unpaid losses, net	69,821	128,205
Ceded unearned premiums	168,275	109,697
Goodwill	59,476	59,476
Deferred policy acquisition costs, net	45,393	37,815
Intangible assets, net	1,593	3,471
Other assets	9,990	11,998
Total Assets	$1,117,605	$1,072,732
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$95,223	$165,701
Unearned premiums	271,088	249,616
Reinsurance payable on premiums	138,805	66,841
Accounts payable and accrued expenses	95,999	112,781
Operating lease liability	2,967	3,135
Notes payable, net	149,603	149,353
Other liabilities	8,241	7,740
Total Liabilities	$761,926	$755,167

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 49,305,998 and 48,976,885 issued, respectively; 47,289,189 and 48,764,802 outstanding, respectively	5	5
Additional paid-in capital	442,190	439,742
Treasury shares, at cost: 2,016,809 shares and 212,083 shares, respectively	(19,872)	(431)
Accumulated other comprehensive loss	(12,682)	(7,242)
Retained earnings (deficit)	(53,962)	(114,509)
Total Stockholders' Equity	$355,679	$317,565
Total Liabilities and Stockholders' Equity	$1,117,605	$1,072,732